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                                 April 15, 2003
                                                                  (212) 838-8040

Mr. K. Tucker Andersen
61 Above All Road
Warren, CT 06754

                         New Line of Credit for $900,000
                                       and
                     Extension of Maturity Date on $500,000
                         Owed Under 2001 Line of Credit


Dear Tucker:

     This will confirm that you have opened a new line of credit for Milestone Scientific Inc., in the aggregate amount of $900,000. Borrowings under line will bear interest at the rate of 8% per annum and will be evidenced by a promissory note in usual form. Monies may be drawn by Milestone under the line upon 10 days' written notice to you from either Milestone's Chief Executive Officer or Chief Financial Officer. The line will expire and borrowings under the line and interest thereon will be payable in cash on January 2, 2005.

     This will also confirm that you have agreed to further extend the payment date of the $500,000 owed under the Line of Credit dated January 29, 2001, which is not now payable in stock at Milestone's election, from December 31, 2003 until January 2, 2005.

     This letter replaces and cancels the commitment in our earlier letter dated April 8, 2003 which you countersigned.

     If this conforms with your understanding with Milestone please countersign and return the copy of this letter.

                                                     Very truly yours

                                                     Stephen A. Zelnick
Accepted and agreed to
this 15th day of April, 2003

/s/ K. Tucker Andersen
----------------------
K. Tucker Andersen